EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 24, 2023, relating to the consolidated financial statements of Interactive Brokers Group, Inc. and subsidiaries and the effectiveness of Interactive Brokers Group Inc. and subsidiaries internal control over financial reporting, appearing in the Annual Report on Form 10-K of Interactive Brokers Group Inc. and subsidiaries for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

New York, NY
July 27, 2023